Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED
SECURED REVOLVING LOAN AGREEMENT

AMENDED AND RESTATED SECURED REVOLVING LOAN AGREEMENT, dated as of December 28, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), between THE TALBOTS, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Borrower") and AEON CO., LTD., a corporation organized and existing under the laws of Japan (the "Lender").

WHEREAS, the Borrower requested, and the Lender agreed pursuant to the terms of that certain Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, modified and supplemented, the "Existing Credit Agreement"), to provide the Borrower with $150 million in revolving credit facilities;

WHEREAS, the Borrower has requested certain modifications to the credit facilities, including an increase in the Revolving Loan Commitment under the Existing Credit Agreement;

WHEREAS, the Lender has agreed to make the requested revolving credit facility available to the Borrower on the terms and conditions hereinafter set forth; and

WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1.             Definitions. (a)  As used in this Credit Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Aeon Agreement" shall mean the Repurchase, Repayment and Support Agreement, dated as of December 8, 2009, by and between the Borrower, BPW Acquisition Corp., a Delaware corporation, Aeon (U.S.A.), Inc., a Delaware corporation, and the Lender, as amended, supplemented or otherwise modified from time to time.

"Affiliate" shall mean, as to any Person, any corporation or other entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term " control" (including " controlling," " controlled by" and " under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.  For the purposes of Section 3 and Section 4 of this Credit Agreement, the Lender and its Affiliates (other than any Person constituting an Affiliate of the Borrower solely by virtue of the Lender's ownership of voting stock of the Borrower) shall not constitute an Affiliate of the Borrower.

"Ancillary Agreements" shall have the meaning ascribed thereto in the BPW Merger Agreement on the date hereof.

"Applicable Spread" shall mean a rate per annum equal to 6.00%.

"Asset Disposition" shall mean any Disposition of property or series of related Dispositions of property, including any Capital Stock, by the Borrower or any of its Subsidiaries (excluding any such Disposition permitted by clause (i), (ii), (iii), (iv) or (v) of Section 4.21).

"Assignee" is defined in Section 8.3(a).

"Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" is defined in the preamble of this Credit Agreement.

"Borrowing Date" shall mean the date on which a Revolving Loan is made by the Lender in favor of the Borrower.

"Borrower's Account" shall mean the bank account established by the Borrower, at a financial institution designated by the Lender prior to the initial Borrowing Date, for the purposes of this Credit Agreement (or such other bank account as the parties hereto may mutually agree).

"BPW Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of December 8, 2009, among the Borrower, BPW Acquisition Corp., a Delaware corporation, and Talbots Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Borrower, as amended, supplemented or otherwise modified from time to time.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in New York, New York or Tokyo, Japan; provided, however, that when used in connection with the payment or prepayment of any amounts accruing interest at such rate or providing notices in connection with such rate, " Business Day" shall mean any Business Day in New York, New York or Tokyo, Japan in which dealings in Dollars are carried on in the London interbank market; provided, further, that when used in connection with the calculation or determination of LIBOR, " Business Day" shall mean any Business Day in London, in which dealings in Dollars are carried on in the London interbank market.

"Capital Expenditures" shall mean for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of such Person) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including capitalized replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in " additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.

"Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case including any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

"Capitalized Lease Obligations" shall mean obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Closing Date" shall mean the later to occur of (i) December 28, 2009 and (ii) the first Business Day after the conditions precedent set forth in Section 5.1 hereof have been satisfied or waived in accordance with the terms hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Collateral" means all "Collateral" referred to in the Collateral Documents, consisting of substantially all existing and after acquired assets of the Borrower and the Guarantors and including the Mortgaged Properties, all inventory of the Borrower and the Guarantors and substantially all of the consumer credit/charge card receivables owed to the Borrower or any Guarantor from time to time.

"Collateral Documents" means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Obligations.

"Credit Card Receivables" shall have the meaning set forth in the Security Agreement.

"Default" shall mean any event or circumstance that with the giving of notice, the lapse of time or both would constitute an Event of Default.

"Default Rate" is defined in Section 2.5.

"Dispose" or "Disposition" shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

"Dollars" and the symbol "$" shall mean lawful money of the United States of America.

"Domestic Subsidiary" shall mean, with respect to any Person, each Subsidiary of such Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Eligible Credit Card Receivables" shall have the meaning set forth in the Security Agreement.

"EMAIL" is defined in Section 8.6.

"Environmental Action" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (i) any assets, properties or businesses of the Borrower or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any predecessor in interest.

"Environmental Law" shall mean any present or future statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment as the same may be amended or supplemented from time to time.

"Environmental Liabilities and Costs" shall mean all liabilities, monetary obligations, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of (i) any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a release of Hazardous Materials or (ii) any breach by the Borrower or any of its Subsidiaries of any Environmental Law.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" shall mean (a) any " reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an " accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (or that could reasonably be expected to result in Withdrawal Liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" is defined in Section 6.1 hereof.

"Excluded Subsidiary" shall mean each non wholly-owned Subsidiary of the Borrower and each Subsidiary of the Borrower that is not a Guarantor.

"Excluded Taxes" means, (i) any Taxes imposed on the recipient's overall net income, or franchise or other taxes imposed in lieu of Taxes on overall net income (however denominated), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located (or, in the case of the Lender, in which its applicable lending office is located) or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such Tax, other than a connection arising from such recipient having executed, received a payment under or enforced this Credit Agreement and (ii) any branch profits taxes imposed by the United States; it being understood, for the avoidance of doubt, that Excluded Taxes shall not include any withholding tax, including, without limitation, a withholding tax imposed by the United States on payments to a non-US, person who is not otherwise subject to tax in the United States on a net income basis, other than any withholding tax that would apply to amounts payable to a recipient at the time the recipient becomes a party to this Agreement or is attributable to the recipient's failure to comply with Section 7.2(f).

"Fair Market Value" shall mean, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value will be determined in good faith by the board of directors of the Borrower, and, upon the Lender's request, shall be evidenced by a certificate (together with supporting calculation) of the Borrower to the Lender.

"FAX" is defined in Section 8.6.

"Federal Funds Rate" shall mean (i) for any Business Day, the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not published for any Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender, and (ii) for any day which is not a Business Day, the Federal Funds Rate for the preceding Business Day.

"GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

"Guaranty" means the Guaranty, dated as of April 10, 2009, executed and delivered by each Guarantor in favor of the Lender, as reaffirmed by each Guarantor pursuant to the Reaffirmation Agreement to Guaranty to be executed and delivered by each Guarantor in favor of the Lender in the form of Exhibit C hereto.

"Guarantors" means (a) the Initial Guarantors and (b) each other Person that becomes a Guarantor after the Closing Date pursuant to Section 4.24, and "Guarantor" means any one of them.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising legislative, judicial regulatory or administrative functions of or pertaining to government.

"Hazardous Materials" shall mean (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminate under any Environmental Law.

"Hedging Agreements" shall mean any interest rate, commodity or equity swap, cap, floor or forward rate agreement or collar arrangements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements or arrangements designed to protect against fluctuations in interest rates or currency, commodity or equity values, and any confirmation executed in connection with any such agreement or arrangement.

"Indebtedness" shall mean with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of assets or services acquired by such Person which, in accordance with GAAP, would be shown on the liability side of the balance sheet of such Person, (iii) all obligations of such Person under or evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (iv) all obligations and liabilities, contingent or otherwise, of such Person in respect of letters of credit, acceptances and similar facilities, including, without duplication, all drafts drawn thereunder, (v) all obligations of the kind referred to in clauses (i) through (iv) and (vi) through (viii) of this definition secured by any Lien on any property owned by such Person whether or not owing by such Person and even though such Person has not assumed or become liable for payment thereof, (vi) all Capitalized Lease Obligations of such Person, (vii) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property, or agreements to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) solely for purposes of Section 6.1(e), contingent obligations of such Person under any Hedging Agreements, as calculated in accordance with accepted practice, (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person (a) guaranteed directly or indirectly in any manner by such Person or (b) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by such Person; provided, however, that the term Indebtedness shall not include (y) trade payables (including trade letters of credit issued for the account of such Person in the ordinary course of its business, but excluding drafts drawn thereunder or any reimbursement obligations in respect thereof) or accrued expenses, in each case arising in the ordinary course of business and not more than 60 days delinquent or (z) gift cards and other customer liabilities arising in the ordinary course of business of such Person.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or joint venturer.

"Initial Guarantors" shall mean each Domestic Subsidiary of Borrower listed on Schedule 1(a) hereto.

"Interest Payment Date" shall mean the last day of each calendar month.

"Interest Period" shall mean, with respect to a Revolving Loan, the period commencing on and including the Borrowing Date of such Revolving Loan and ending on but excluding the Maturity Date.

"Lender" is defined in the preamble of this Credit Agreement.

"LIBOR" shall mean, with respect to any Revolving Loan:

(a)         the rate of interest per annum determined by the Lender on the basis of the rate for deposits in Dollars for a period comparable to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen or any successor thereto at approximately 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period, or

(b)         if the rate in the preceding subsection (a) is not available, the rate of interest per annum determined by the Lender to be the rate in the London interbank market at approximately 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period for the offering by Mizuho in the interbank market of deposits in Dollars for a period equal to such Interest Period in amounts comparable to the principal amount of such Revolving Loan to which such Interest Period applies, at the time as of which the Lender makes such determination.

"Lien" shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature whatsoever.

"Loan Account" is defined in Section 2.9 hereof.

"Loan Documents" shall mean each of this Credit Agreement, each Note, the Guaranty, the Collateral Documents and each other document, certificate, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.

"Material Adverse Effect" shall mean a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; provided, that, a general delay in the payment of accounts or expenses payable by the Borrower or its Subsidiaries not resulting in litigation shall be excluded, (b) the ability of the Borrower or any of its Subsidiaries to perform any of its obligations hereunder, under any Note or under any other Loan Document to which it is a party and (c) the legality, validity or enforceability of this Credit Agreement, any Note or any other Loan Document.

"Maturity Date" shall mean (i) the earlier of (A) the consummation of the Qualified Transaction and (B) April 16, 2010, or, if such day is not a Business Day, the next succeeding Business Day or (ii) such earlier date on which the Revolving Loans become due and payable (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) in accordance with the terms hereof.

"Mortgaged Properties" means the owned real properties and all improvements thereon of the Borrower or any Guarantor listed on Schedule 1(b) hereto.

"Mortgages" means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, on the Mortgaged Properties.

"Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Non-Cash Pay Preferred Stock" shall mean preferred Capital Stock of the Borrower that (a) is not required to be prepaid, redeemed, repurchased or defeased, in whole or in part, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof, and which do not require any payment of cash dividends or distributions, in each case prior to the date that is six months after the Maturity Date and (b) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary or any preferred stock or other Capital Stock (other than common equity of the Borrower or other Non-Cash Pay Preferred Stock).

"Note" shall mean a promissory note of the Borrower evidencing a Revolving Loan, payable to the order of the Lender, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented and otherwise modified from time to time, or any substitute therefor.

"Notice of Borrowing" is defined in Section 2.2 hereof.

"Other Taxes" is defined in Section 7.2(b).

"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Indebtedness" shall mean:

(a)         any Indebtedness owing to the Lender under this Credit Agreement and the other Loan Documents;

(b)         any other Indebtedness listed on Schedule 2.10 or Schedule 4.17 (including Indebtedness under lines of credit and other credit facilities described on such Schedule, as in effect on the date hereof), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that after giving effect to such extension, refinancing or modification: (A) the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification and (B) such Indebtedness does not have the benefit of covenants more restrictive in any material respect than those set forth in this Credit Agreement;

(c)         Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Borrower in accordance with the provisions of this Credit Agreement, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $100,000,000 at any time outstanding;

(d)         Indebtedness permitted by clause (d) or (e) of the definition of "Permitted Liens";

(e)         Indebtedness permitted under Section 4.19; and

(f)         Subordinated Debt.

"Permitted Investments" shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's maturing within six months from the date of acquisition thereof.

"Permitted Liens" shall mean:

(a)         Liens for taxes, assessments and governmental charges the payment of which is not required under Section 4.7;

(b)         Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c)         Liens described on Schedule 4.16, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

(d)         (i)         purchase money Liens on equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of the Borrower or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 90% of the Fair Market Value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clauses (c) and (d) of the definition of Permitted Indebtedness, shall not exceed at any one time outstanding $100,000,000;

(e)         deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or (iv) letters of credit or other extensions of credit extended for any of the foregoing purposes;

(f)          easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Borrower or any of its Subsidiaries in the normal conduct of such Person's business;

(g)         Liens securing Indebtedness permitted by subsection (b) of the definition of Permitted Indebtedness; provided, that, the Borrower provides, and causes its Subsidiaries to provide, concurrently therewith, that the obligations under this Credit Agreement, the Note and each other Loan Document are equally and ratably so secured.

(h)         Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness; and

(i)          Liens in favor of the Lender created by the Collateral Documents.

"Person" shall mean a natural person, corporation, partnership, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Qualified Transaction" shall collectively refer to (i) the merger of BPW Acquisition Corp. with and into Talbots Acquisition, Inc. pursuant to the terms and conditions of the BPW Merger Agreement and (ii) the Stock Repurchase and Debt Repayment (as such terms are defined in, and contemplated by, the Aeon Agreement); provided, such transactions, together with any concurrent financing, will result in sufficient net cash proceeds to the Borrower to enable the Borrower to repay, in full, all of its then outstanding obligations under this Credit Agreement and all then outstanding Indebtedness described in Schedule 4.17 upon the closing of such transactions.

"Restricted Payment" shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.

"Revolving Commitment Period" shall mean the period from and including the Closing Date to the Maturity Date.

"Revolving Loan" is defined in Section 2.1 hereof.

"Revolving Loan Availability" shall mean, at any time of determination, an amount equal to the Revolving Loan Commitment in effect as such time, less the aggregate principal amount of Revolving Loans outstanding at such time.

"Revolving Loan Commitment" is defined in Section 2.1 hereof.

"Secured Party" has the meaning assigned to such term in the Security Agreement.

"Security Agreement" means the amended and restated security agreement to be entered into among the Borrower, the Guarantors and the Lender, which conveys or evidences a Lien in favor of the Lender, on the Collateral other than the Mortgaged Properties.

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Subordinated Debt" shall mean any Indebtedness of the Borrower that (i) does not mature prior to August 31, 2012, (ii) is not required to be repaid, prepaid, redeemed, amortized, repurchased or defeased, in whole or in part, prior to August 31, 2012 (other than (x) pursuant to an acceleration of the obligations thereunder by the lenders party thereto following an event of default and (y) pursuant to customary asset sale or change in control provisions requiring redemption or repurchase thereof, in each case only if and to the extent then permitted by this Credit Agreement and the subordination provisions of such Indebtedness), (iii) is not secured by any assets of the Borrower or any Subsidiary, (iv) is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary (except other Subordinated Debt) or any preferred stock other than Non-Cash Pay Preferred Stock, (v) does not have the benefit of covenants more restrictive in any material respect than those set forth in this Credit Agreement and (vi) is subordinated to the obligations of the Borrower under this Credit Agreement pursuant to a written agreement reasonably satisfactory in form and substance to and approved in writing by the Lender.

"Subsidiary" shall mean, as to any Person, any corporation or other entity of which Capital Stock or other ownership interests having (in the absence of contingencies) ordinary voting power to elect at least a majority of the board of directors (or persons performing similar functions) of such corporation or other entity which is, at the time of determination, owned directly, or indirectly through one or more intermediaries, by such Person.

"Taxes" is defined in Section 7.2(a).

"Threshold Amount" shall mean $10,000,000.

"Uniform Commercial Code" is defined in Section 1(c).

"USA Patriot Act" is defined in Section 4.14.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

(b)         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", " includes" and " including" shall be deemed to be followed by the phrase " without limitation".  The word " will" shall be construed to have the same meaning and effect as the word " shall".  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words " herein", " hereof" and " hereunder", and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement and (v) the words " asset" and " property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

(c)         Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements referred to in Section 3(j).  All terms used in this Credit Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Lender may otherwise determine.

(d)         Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word " from" means " from and including" and the words " to" and " until" each means " to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Lender, such period shall in any event consist of at least one full day.

2.             The Revolving Loans

2.1          The Revolving Loan Commitment.  Upon satisfaction or waiver of all terms and conditions precedent to borrowing (including, if applicable, absence of any Default) set forth herein, the Lender agrees, from time to time on any Business Day during the Revolving Commitment Period, to make revolving loans to the Borrower (the "Revolving Loans") in amounts, which together with all outstanding Revolving Loans, will not exceed in the aggregate the principal amount of $250,000,000 (the "Revolving Loan Commitment").    The Revolving Loan Commitment shall be subject to reduction and/or termination as herein provided (including, without limitation, pursuant to Sections 2.6 and 6.2 hereof).  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay, and re-borrow the Revolving Loans.  Any such borrowing may be denominated in Dollars, as hereinafter provided, and shall be in the minimum aggregate principal amount of $10,000,000.  On the Maturity Date, the Revolving Loan Commitment shall terminate and the Lender shall have no obligation whatsoever to make any further Revolving Loans to the Borrower.

2.2          Making the Revolving Loans.  Each Revolving Loan shall be made upon written notice (in form and substance satisfactory to the Lender, a "Notice of Borrowing"), given by the Borrower to the Lender at least three Business Days prior to the proposed Borrowing Date thereof; provided, that the initial Borrowing Date shall be December 29, 2009 if the Borrower has delivered a Notice of Borrowing at least one Business Day prior to such date.  Each Notice of Borrowing shall be irrevocable and shall specify therein (A) the proposed Borrowing Date, which shall be a Business Day and (B) the principal amount of such Revolving Loan.  Upon fulfillment of the applicable conditions set forth in Section 5 hereof (or the waiver thereof by the Lender as herein prescribed), the Lender shall make such Revolving Loan to be made by it hereunder by wire transfer of immediately available funds by 2:00 p.m., New York City time on the Borrowing Date, to the Borrower's Account.

2.3           Interest.

(a)         Each Revolving Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the sum of (a) LIBOR and (b) the Applicable Spread.

(b)         Subject to Section 2.5, interest shall be payable on each Revolving Loan (i) in arrears on each Interest Payment Date and (ii) on the date on which the principal amount of such Revolving Loan becomes due and payable hereunder (whether at stated maturity, by mandatory prepayment, optional prepayment, acceleration or otherwise).

(c)         Notwithstanding anything herein to the contrary, all accrued interest shall be payable on each date principal is payable hereunder pursuant to Sections 2.4 and 2.8 or such earlier date as herein required.

(d)         Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(e)         In the event, and on each occasion, that on the date two Business Days prior to the commencement of any Interest Period during which any Revolving Loan accrues interest at a rate based upon LIBOR, the Lender shall have in good faith determined that Dollar deposits are generally not available in the London interbank market, or that reasonable means do not exist for ascertaining LIBOR, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost of making or maintaining such Revolving Loan at LIBOR during such Interest Period, the Lender shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower.  In the event of any such determination, interest shall accrue with respect to such Revolving Loan during such Interest Period at a rate equal to the Federal Funds Rate plus the Applicable Spread.  Each determination by the Lender hereunder shall be conclusive absent manifest error.

2.4           Principal Repayment; Note.

(a)         The Borrower shall repay the outstanding principal amount of all outstanding Revolving Loans, together with all other outstanding amounts due and owing hereunder or under the other Loan Documents, on the Maturity Date.

(b)         The Lender may request that the Revolving Loans be evidenced by a Note.  In such event, the Borrower shall execute and deliver to the Lender a Note payable to the order of the Lender, in a principal amount equal to the Revolving Loans.  Thereafter, the Revolving Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 8.3) be represented by one or more Notes in such form payable to the order of the payee named therein.  The Lender is hereby authorized by the Borrower to endorse on the schedule attached to a Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of the Revolving Loans made by the Lender, the date and amount of each principal payment and prepayment with respect thereto and the interest rate applicable thereto; provided, however, that the failure of the Lender to make any such notation (or any error in such notation) shall not affect any obligations of the Borrower hereunder or under any Note.  The Notes and the books and records of the Lender shall be conclusive evidence of the information set forth therein absent manifest error.

2.5           Default Interest.  If at any time any Event of Default occurs and is continuing, the principal, interest, fees and all other amount payable hereunder or under any other Loan Document shall bear interest, from the date such Event of Default occurred until such Event of Default is fully cured or waived, payable on demand, at a rate equal at all times to 15.00% per annum (the "Default Rate").

2.6           Termination or Reduction of Revolving Loan Commitment.

(a)         Optional Termination or Reduction.  The Borrower shall have the right at any time or from time to time, without premium or penalty, upon not less than three Business Days' prior irrevocable written notice to the Lender, to terminate or reduce the Revolving Loan Commitment.  Any such reduction of the Revolving Loan Commitment shall be in an amount that is an integral multiple of $10,000,000 and not less than $10,000,000.  Any termination or reduction of the Revolving Loan Commitment pursuant to this Section 2.6(a) shall be permanent.

(b)         Mandatory Reduction and Termination.  Upon the consummation of the Qualified Transaction, the Revolving Loan Commitment shall be reduced to zero, and any Revolving Loans outstanding in excess of the then Revolving Loan Availability shall be immediately prepaid in accordance with Section 2.7(b).  Any such reduction and termination of the Revolving Loan Commitment pursuant to this Section 2.6(b) shall be permanent.

2.7           Prepayments.

(a)         Optional Prepayments.  The Borrower may, upon at least three (3) Business Days' prior written notice to the Lender, prepay all or any portion of the aggregate principal amount of the outstanding Revolving Loans.  Each such prepayment shall be in an amount not less than $10,000,000 or an integral multiple thereof and any portion of the Revolving Loans may be designated by the Borrower to be prepaid if and only to the extent that prepayment is made on an Interest Payment Date or subject to the payment of amounts described in Section 7.1(d) and (e).  Each prepayment made pursuant to this Section shall be accompanied by the payment of (i) accrued interest to date of such prepayment on the amount prepaid and (ii) any and all payments required pursuant to Section 7.1 in respect of such prepayment.

(b)         Mandatory Prepayments.  If at any time the outstanding amount of the Revolving Loans causes the Revolving Loan Availability to be less than zero, the Borrower will immediately prepay the Revolving Loans in an amount necessary to eliminate such deficiency.

2.8           Method of Payment.

(a)         Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of amounts payable under Section 7.1, or otherwise) by the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, by 12:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Any prepayments made pursuant to Section 2.7 made on a date other than an Interest Payment Date shall subject to the amounts payable in Section 7.1(d) and (e).  The Borrower will make each payment under this Credit Agreement to the Lender's Account in Dollars and in immediately available funds, except that payments pursuant to Section 7.1 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  All payments under each Loan Document shall be made in Dollars.

(b)         Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Revolving Loans, and thereafter to the principal amount of the Revolving Loans due and payable.

(c)         All computations of interest and fees shall be made by the Lender on the basis of a year of 365/6 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if a Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on such Revolving Loan.

(d)         Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month or beyond the Maturity Date, such payment shall be made on the immediately preceding Business Day.

2.9           Loan Account. The Lender will maintain on its books a loan account in the Borrower's name (the "Loan Account"), showing the Revolving Loans, prepayments, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents.  The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due from the Borrower, absent manifest error.

2.10          Use of Proceeds.  The Borrower shall apply the proceeds of the Revolving Loans solely to (a) permanently repay the Indebtedness set forth on Schedule 2.10, (b) fund working capital and other general corporate purposes of the Borrower up to $10,000,000 and (c) pay fees and expenses in connection with the transactions contemplated hereby.
2.11          Upfront Fee.  On or prior to the initial Borrowing Date, the Borrower shall pay to the Lender a non refundable upfront fee equal to $1,700,000.

3.             Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

3.1           Organization.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary of the Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization.  Schedule 3.1 contains a true and complete list of the Subsidiaries of the Borrower as of the date hereof.

3.2           Power and Authority.  Each of the Borrower and its Subsidiaries has all requisite corporate power and authority to carry on its present business, to own its property and assets and to execute, deliver and perform this Credit Agreement, each Note, if any, and each other Loan Document to which it is a party.  Each of the Borrower and its Subsidiaries is duly qualified or licensed as a foreign corporation authorized to conduct its activities and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect.

3.3           Authorization of Borrowing.  All appropriate and necessary corporate, shareholder and other actions and approvals have been taken or obtained by the Borrower and each of its Subsidiaries to authorize the execution and delivery of this Credit Agreement, each Note, if any, and the other Loan Documents to which it is a party and to authorize the performance and observance of the terms of each.

3.4           Agreement Binding; No Conflicts. This Credit Agreement constitutes, and each Note, if any, and the other Loan Documents when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligations of the Borrower or its Subsidiaries, as the case may be, enforceable against the Borrower or such Subsidiaries in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or equity).  The execution, delivery and performance of this Credit Agreement, the Notes, if any, and the other Loan Documents which the Borrower and its Subsidiaries are a party and the use of the proceeds of the Revolving Loans do not and will not (i) violate or conflict with (A) any provisions of law or any order, rule, directive or regulation of any court or other Governmental Authority, (B) the charter, by-laws or other organizational documents of the Borrower or such Subsidiary or (C) except as would not be reasonably likely to result in a Material Adverse Effect, any agreement, document or instrument to which the Borrower or any such Subsidiary is a party or by which its respective assets or properties are bound, (ii) except as would not be reasonably likely to result in a Material Adverse Effect, constitute a default or an event or circumstance that with the giving of notice or the passing of time, or both, would constitute a default under any such agreement, document or instrument, (iii) except as would not be reasonably likely to result in a Material Adverse Effect, result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any assets or properties of the Borrower or any such Subsidiary, or (iv) except as would not be reasonably likely to result in a Material Adverse Effect, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its respective operations or any of its properties.

3.5           Compliance with Law.  There does not exist any conflict with, or violation, or breach of, any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, which conflict, violation or breach could reasonably be expected to result in a Material Adverse Effect.

3.6           Taxes.  The Borrower and each of its Subsidiaries has filed all Tax returns required to be filed and has paid all taxes, assessments, fees and other governmental charges due upon it with respect to the conduct of its operations or otherwise the failure of which to file or to pay could reasonably be expected to result in a Material Adverse Effect, except to the extent that the Borrower or any Subsidiary is contesting in good faith its obligation to pay such taxes or charges and the Borrower or any such Subsidiary has adequately accrued for such payments in accordance with and to the extent required by GAAP.  There are no tax audits presently being conducted in respect of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

3.7           Governmental Consents.  No consent, approval, authorization or order of, notice to or declaration or filing with, any administrative body or agency or other Governmental Authority on the part of the Borrower or any of its Subsidiaries is required for the valid execution, delivery and performance by the Borrower or any of its Subsidiaries of this Credit Agreement, the Notes, if any, or the other Loan Documents, except for such as have been obtained or made and are in full force and effect.

3.8           Litigation.  There are no pending or, to the knowledge of the Borrower, threatened legal actions, suits, claims or administrative, arbitration or other proceedings against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

3.9           Other Obligations.  None of the Borrower or any of its Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound which is reasonably likely to result in a Material Adverse Effect.

3.10          Financial Information.

(a)         The Borrower has heretofore furnished to the Lender its consolidated balance sheets, its consolidated statements of earnings, its consolidated statements of cash flows and its consolidated statements of stockholder's equity as of and for the fiscal year ended January 31, 2009, reported on by Deloitte & Touche LLP, independent registered public accounting firm, and (B) as of and for the fiscal quarters and the portion of the fiscal year ended May 2, 2009, August 1, 2009 and October 31, 2009.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.

(b)         All other financial information provided to the Lender by or on behalf of the Borrower and its Affiliates has been prepared in accordance with GAAP and fairly presents, in accordance with GAAP consistently applied, the financial position and results of operations for the periods therein indicated, and, except as has been previously disclosed to Lender prior to or on the date hereof, there has been no material adverse change in the financial condition, operations, business or prospects since January 31, 2009.

3.11          Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender for purposes of or in connection with this Credit Agreement, any other Loan Document or any transaction contemplated hereby or thereby (true and complete copies of which were furnished to the Lender in connection with its execution and delivery hereof) is, and all other factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and, in respect of such information heretofore or contemporaneously furnished to the Lender, as of the date of the execution and delivery of this Credit Agreement by the Lender and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.  With respect to any such factual information pertaining to Persons other than the Borrower, its Subsidiaries or its Affiliates, the foregoing representation is made to the best knowledge of the Borrower.  All projections heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender for purposes of or in connection with this Credit Agreement or any transaction contemplated hereby have been prepared by the Borrower or such Subsidiaries based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower's good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein; provided, however, that any and all financial projections are subject to uncertainties and contingencies, many of which are beyond the Borrower's control and no assurance is or can be given that any financial projections or other results contemplated therein will be realized.

3.12          Seniority.  The obligations of the Borrower and the Guarantors under this Credit Agreement and the other Loan Documents to which it is a party rank, and at all times shall rank, at least pari passu in priority of payment and in all other respects with all other unsecured Indebtedness of the Borrower and each of the Guarantors.

3.13          Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" or " promoter" of, or " principal underwriter" of or for, an " investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

3.14          Permits, Etc.  Each of the Borrower and its Subsidiaries has all permits, consents, licenses, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire each business currently owned, leased, managed or operated, or to be acquired, by it, except for failures which are not reasonably likely to result in an Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, consent, license, authorization, approval, entitlement or accreditation and which is reasonably likely to result in a Material Adverse Effect, a Default or an Event of Default and there is no written claim that any such permit, consent, license, authorization, approval, entitlement or accreditation is not in full force and effect.

3.15          Environmental Matters.  Except to the extent not reasonably likely to result in a Material Adverse Effect, (i) none of the operations of the Borrower or any of its Subsidiaries violate any Environmental Law, (ii) no Environmental Actions have been asserted against the Borrower or any of its Subsidiaries in writing nor does the Borrower have any knowledge of any threatened or pending Environmental Action against the Borrower, any of its Subsidiaries or any predecessor in interest, (iii) neither the Borrower nor any of its Subsidiaries has incurred any Environmental Liabilities and Costs and (iv) to the Borrower's knowledge, neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Material into the environment.

3.16          Solvency.  Each of the Borrower and its Subsidiaries will be Solvent after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents.

3.17          ERISA; Margin Regulations.  (a)  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(b)         None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would result in a violation by the Lender, the Borrower or such Subsidiary of the regulations of the Board, including Regulation U or X.

3.18          Properties; Intellectual Property; Eligible Credit Card Receivables.  (a)  The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its material real and personal property free and clear of all Liens, except for Permitted Liens and defects in title, in each case that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  The Borrower or any Subsidiary, as applicable, owns good, marketable and indefeasible title to the Mortgaged Properties in fee.

(b)         The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)         The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create valid, perfected first priority liens on the Mortgaged Properties, as the case may be, subject only to Permitted Liens. The Permitted Liens do not and will not materially adversely affect or interfere with the value, or current use or operation, of the Mortgaged Properties, or the security intended to be provided by the Mortgaged Properties or Borrower's or any Subsidiary's ability to repay the Obligations in accordance with the terms of the Loan Documents.

(d)         As of the end of the most recently completed month, the Borrower and the Guarantors collectively own no less than $135 million in Credit Card Receivables of which at least 90% are Eligible Credit Card Receivables (as such terms are defined in the Security Agreement), in each case, free and clear of all Liens, except Permitted Liens.

3.19           Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the Uniform Commercial Code in favor of the Lender; and upon the proper filing of UCC financing statements required pursuant to Section 5.1(a)(v)) and the Mortgages with respect to the Mortgaged Properties, such Liens will constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Obligations, enforceable against the Borrower and each Subsidiary, as applicable, and all third parties, and having priority over all other Liens on the Collateral.

4.           Covenants.  The Borrower hereby covenants to the Lender that, during the term of this Credit Agreement, or so long as (a) any amounts owed hereunder or under any other Loan Document are outstanding or (b) this Credit Agreement and the other Loan Documents have not been terminated, the Borrower shall, and shall cause each of its Subsidiaries to, as applicable (unless the prior written consent of the Lender has been obtained) perform the following obligations:

4.1            Financial Statements; Proxy Statements; Additional Information; Notices.

(a)  Financial Statements.  The Borrower shall deliver to the Lender:

(i)      within 120 days after the end of each fiscal year of the Borrower its consolidated balance sheets as of the end of such fiscal year and the related consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder's equity of the Borrower and its Subsidiaries, which shall be in reasonable detail and shall be audited by independent certified public accountants of nationally recognized standing selected by the Borrower and reasonably satisfactory to the Lender, and as to which such accountants shall have expressed a written opinion (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) that such statements fairly present the financial position of the Borrower and its Subsidiaries for the period then ended and have been prepared in accordance with GAAP, and that the examination of such accounts was made in accordance with the Standards of Public Company Accounting Oversight Board (United States) and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances;

(ii)     as soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower commencing with the first fiscal quarter of the Borrower ending after the Closing Date, consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows and consolidated statements of stockholder's equity of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail and certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Lender, subject to normal year-end adjustments;

(iii)    simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 4.1(a), a certificate of an authorized officer of the Borrower stating that such authorized officer has reviewed the provisions of this Credit Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Credit Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such authorized officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto; and

(iv)    Within 30 days after the end of each fiscal month during the Revolving Commitment Period, receipt by the Lender of a financial report of the Borrower and its consolidated subsidiaries for such month, in form and substance reasonably satisfactory to the Lender, including  a reasonably detailed calculation of the Borrower's and each Subsidiaries Credit Card Receivables.

(b)         Proxy Statements, etc.  Promptly after the sending or filing thereof, the Borrower will provide to the Lender copies of all proxy statements, financial statements, and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

(c)         Additional Information.  The Borrower shall make available and provide to the Lender such further information and documents concerning its business and affairs including, without limitation, (i) the budgets and business plans of the Borrower and its Subsidiaries and (ii) using commercially reasonable efforts to provide to the Lender information with respect to accountant's letters, in each case as the Lender may from time to time reasonably request.

(d)         Notices.  The Borrower shall promptly notify the Lender of:

(i)      any investigation by or proceeding in or before any court, arbitrator, administrative body or agency or other Governmental Authority (other than routine inquiries by a governmental agency), including, without limitation, any Environmental Action, which investigation, proceeding or action is reasonably likely to result in a Material Adverse Effect, Default or Event of Default and, upon request, provide the Lender with all material documents and information furnished by the Borrower or any Subsidiary in connection therewith;

(ii)     the occurrence of any Default or Event of Default or any other development which is reasonably likely to result in a Material Adverse Effect, which notice shall be provided to the Lender as soon as possible, but in no event later than five (5) days after the Borrower or any Subsidiary becomes aware of the same and shall include a statement as to what action the Borrower or such Subsidiary has taken and/or proposes to take with respect thereto;

(iii)    any change in the Borrower's key management personnel, including without limitation, its President, Controller or Treasurer; and

(iv)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

4.2           Compliance with Laws, Etc.  The Borrower shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all applicable laws (including, without limitation, any Environmental Law) and maintain and preserve its corporate existence and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, rights and privileges.

4.3           Books and Records.  The Borrower shall and shall cause each of its Subsidiaries to keep and maintain adequate records and books of account, with complete entries made in accordance with GAAP, consistently applied.

4.4           Inspection Rights.  The Borrower shall and shall cause each of its Subsidiaries to permit the Lender or any of its agents and representatives at any time and from time to time during reasonable business hours and, provided no Default or Event of Default has occurred and is continuing, on reasonable prior notice to the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to conduct audits and make examinations and discuss its affairs, finances and accounts with any of its directors, officers, employees, accountants or other representatives.

4.5           Maintenance of Property; Compliance with Legal Requirements; Eligible Credit Card Receivables.

(a)         Borrower will keep the Mortgaged Properties in good working order and repair, reasonable wear and tear excepted.  Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto.  Borrower shall comply with, and shall cause the Mortgaged Properties to be operated, maintained, repaired and improved in compliance in all material respects with, all requirements of applicable law and insurance.

(b)         Borrower shall ensure that at least $135 million of Credit Card Receivables are owed to the Borrower and the Guarantors and that at least 90% of such Credit Card Receivables are Eligible Credit Card Receivables (as such terms are defined in the Security Agreement), measured as of the last day of any calendar month, and are possessed by the Borrower and the Guarantors, in each case, free and clear of all Liens, except Permitted Liens.

4.6           Insurance.  The Borrower shall maintain or cause to be maintained, and cause each of its Subsidiaries to maintain or cause to be maintained (in each case in the Borrower's name or in the name of such Subsidiary, as the case may be), with responsible, financially sound and reputable insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

4.7           Taxes.  The Borrower shall and shall cause each of its Subsidiaries to timely pay and discharge all material taxes, assessments, levies and governmental charges upon it or against any of its properties, assets or income except to the extent that the Borrower or any Subsidiary, as applicable, shall be contesting in good faith its obligation to pay such taxes or charges and the Borrower or such Subsidiary, as applicable, has adequately accrued for such payments in accordance with and to the extent required by GAAP.

4.8           Further Assurances.

(a)         The Borrower shall do, and shall cause each of its Subsidiaries to, execute, acknowledge and deliver at the sole cost and expense of the Borrower or its Subsidiaries, all documents, financing statements, instruments and agreements and take such further acts (including the filing and recording of financing statements and other documents) and deeds as the Lender may reasonably require from time to time to carry out the intention or facilitate the performance of the terms of this Credit Agreement or any other Loan Document or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Borrower.  The Borrower also agrees to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)         If any material assets which would otherwise constitute Collateral are acquired by the Borrower or any Guarantor after the Closing Date (other than assets constituting Collateral under the applicable Collateral Document that become subject to the Lien of such Collateral Document upon acquisition thereof), the Borrower will notify the Lender thereof, and will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section 4.8, all at the expense of the Borrower.

4.9           Merger, Consolidation, etc.  The Borrower shall not and shall cause each of its Subsidiaries not to:

(a)         merge, consolidate or amalgamate with or into any other Person, except with respect to the merger contemplated by the BPW Merger Agreement; provided, that, any wholly-owned Guarantor may merge with an into the Borrower or any other wholly-owned Guarantor;

(b)         dissolve, wind-up or liquidate; provided, that, any Subsidiary may be dissolved or liquidated if the board of directors of the Borrower determines in good faith such liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lender;

(c)         purchase or otherwise acquire all or substantially all of the assets, liabilities or properties of any other Person; provided, that, the Borrower or any wholly-owned Guarantor may acquire all or substantially all of the assets, liabilities or properties of any wholly-owned Guarantor; or

(d)         Dispose of all or substantially all of its non-" Margin Stock" (as defined in Regulation U of the Board) assets or properties whether in any single transaction or one or more transactions in the aggregate; except to the Borrower or any wholly-owned Guarantor.

4.10          Change in Nature of Business.  The Borrower shall not and shall cause each of its Subsidiaries not to make any material changes in the nature of its business activities as presently conducted.

4.11          Transactions with Affiliates.  The Borrower shall not and shall cause each of its Subsidiaries not to enter into any transaction with any of its Affiliates (other than between or among Borrower and/or one or more wholly-owned Guarantors), unless such transaction is otherwise permitted hereunder or is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as applicable, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

4.12          Amendment of Material Documents.  The Borrower shall not and shall cause each of its Subsidiaries not to amend, modify, waive, terminate or release (a) its certificate of incorporation or (b) any agreement relating to the Qualified Transaction, in each case, in any manner which is reasonably likely to materially adversely affect the Borrower, any Subsidiary or the Lender's rights under any of the Loan Documents or such person's ability to enforce any such rights.

4.13          Fiscal Year.  The Borrower shall not and shall cause each of its Subsidiaries not to permit its fiscal year to end on a day other than the first Saturday between January 28th and February 3rd of any given year.

4.14          USA PATRIOT Act Compliance.  The Borrower shall provide, and shall cause each of its Subsidiaries and Affiliates to provide, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (as amended, the "USA Patriot Act") or similar laws and the rules and regulations promulgated thereunder, in each case, as the same may be in effect from time to time.

4.15          Seniority.  The obligations of the Borrower and each of the Guarantors under this Credit Agreement and the other Loan Documents to which it is a party shall at all times rank at least pari passu in priority of payment and in all other respects with all other unsecured senior Indebtedness of the Borrower and each of the Guarantors.

4.16          Liens, Etc.  The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable other than in connection with collection of defaulted accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer; or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens.

4.17          Indebtedness.  The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

4.18          Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (ii) any Subsidiary may declare and pay dividends to the Borrower or, in the case of any Subsidiary that is wholly owned by another Subsidiary, to such other Subsidiary, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (iv) netting shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto and settling employees' and directors' federal, state and income tax liabilities (if any) related thereto.

4.19          Loans, Advances, Investments, Etc.  The Borrower shall not, and shall not permit its Subsidiaries to, make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:

(a)         loans, advances and other investments by the Borrower to any wholly-owned Guarantor, by any such wholly-owned Guarantor to the Borrower or by any such wholly-owned Guarantor to any other such wholly-owned Guarantor, made in the ordinary course of business and, which such loans, advances or investments, when aggregated with all loans, advances and investments made to Excluded Subsidiaries under clause (iii) below, does not exceed in the aggregate for the Borrower and all of its Subsidiaries at any one time outstanding $50,000,000 (calculated on the basis of the actual amount of all such loans, advances and investments (net of any amounts repaid to the Borrower or such Subsidiaries) and without regard to any increase or decrease in the value thereof or to any write off, write down or other similar reduction);

(b)         loans, advances and other investments by the Borrower to any Excluded Subsidiary, by any Excluded Subsidiary to the Borrower or by any such Excluded Subsidiary to any other such Excluded Subsidiary, made in the ordinary course of business and not exceeding in the aggregate for the Borrower and all of the Excluded Subsidiaries at any one time outstanding $10,000,000, plus the value of inventory advanced to such Excluded Subsidiaries in the ordinary course of business (and receivables/payables related to such inventory) (calculated on the basis of the actual amount of all such loans, advances and investments (net of any amounts repaid to the Borrower or such Excluded Subsidiaries) and without regard to any increase or decrease in the value thereof or to any write off, write down or other similar reduction); and

(c)         Permitted Investments.

4.20          Sale/Leaseback Transactions.  Except for sale/leaseback transactions entered into in the ordinary course of business with respect to a retail location, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

4.21          Asset Dispositions.  The Borrower will not, and will not permit any of its Subsidiaries to Dispose of any asset which has a Fair Market Value in excess of $1,000,000, including any Capital Stock owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Capital Stock in such Subsidiary, except:

(a)         (i) sales of inventory in the ordinary course of business on ordinary business terms and (ii) sales, transfers, licenses, leases or other dispositions of other used, surplus, obsolete or worn-out assets (including real property) and Permitted Investments in the ordinary course of business;

(b)         sales, transfers, licenses, leases or other dispositions of assets (including Capital Stock) or issuances of any additional Capital Stock by Borrower to any wholly-owned Subsidiaries, by any such wholly-owned Subsidiary to Borrower, and by any such wholly-owned Subsidiary to any other such wholly-owned Subsidiary; provided, that, any such dispositions to a Subsidiary shall be made in compliance with Section 4.11;

(c)         sales transfers, licenses, leases or other dispositions deemed to occur as a result of the creation of Liens permitted by Section 4.16;

(d)         sale/leasebacks permitted by Section 4.20; and

(e)         the termination, surrender or sublease of a real estate lease of the Borrower or any of its Subsidiaries.

4.22          Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in excess of the amount contained in a budget approved by the Lender.

4.23          Subordinated Debt.  The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt or other Indebtedness expressly subordinated in right of payment to the obligations of the Borrower hereunder, including any sinking fund or similar deposit with respect to any of them, or any prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any such Subordinated Debt or other Indebtedness prior to its scheduled maturity, except regularly scheduled interest payments, as and when due (other than interest payments prohibited by the subordination provisions thereof).

4.24          Formation of Subsidiaries.  At the time that the Borrower forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Closing Date, the Borrower shall concurrently with such formation or acquisition cause any such new Subsidiary to become a party to (i) the Guaranty by executing a Guaranty Agreement Supplement in the form provided in the Guaranty and (ii) each applicable Collateral Document in the manner provided therein and promptly take such actions to create and perfect Liens on such Material Subsidiary's assets that would otherwise constitute Collateral to secure the Obligations as any Agent shall reasonably request.

4.25          Negative Pledge Clauses.  The Borrower shall not, and shall cause each of its Subsidiaries not to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (i) this Credit Agreement and the other Loan Documents, (ii) customary non-assignment provisions in licenses or sublicenses of intellectual property and (iii) the BPW Merger Agreement and the Ancillary Agreements (provided that any Liens under this Credit Agreement shall not be restricted), purchase money Liens or any Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

4.26          Clauses Restricting Subsidiary Distributions.  The Borrower shall not, and shall cause each of its Subsidiaries not to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (ii) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under the Loan Documents or under the BPW Merger Agreement and the Ancillary Agreements, (B) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (C) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date.

5.           Conditions Precedent.

5.1           Conditions Precedent to the Closing.  The obligation of the Lender to make the Revolving Loans is subject to the prior fulfillment of the following conditions:

(a)         Documents.  The Lender shall have received the following, each in form and substance satisfactory to the Lender:

(i)      Executed Agreement.  This Credit Agreement, duly executed by an authorized officer of the Borrower.

(ii)     Note.  To the extent requested by the Lender, the Lender (or its counsel) shall have received a Note, in the amount of the Revolving Loan, duly executed by an authorized officer of the Borrower.

(iii)    Officer's Certificate.  A certificate of an authorized officer of each of the Borrower and each Guarantor, substantially in the form of Exhibit B hereto, certifying, among other things, as to (w) the organizational documents and by-laws of such Person, (x) resolutions of the board of directors of such Person (or a committee of the board of directors authorized to approve this transaction) authorizing such Person to execute, deliver and perform this Credit Agreement, each Note, if any, and each other Loan Document to which it is a party; (y) the names and signatures of the officers of such Person authorized to execute this Credit Agreement, each Note, if any, and each other Loan Documents to which it is a party; and (z) the absence of any amendment or modification to any of the attached organizational documents or by-laws (or the equivalent thereof), if any, of such Person since the date of the most recent certification thereof.

(iv)    Mortgages.   Each of the Mortgages, duly executed by the Borrower and each Subsidiary a party thereto.  Each document (including any UCC financing statement) required by the Mortgages or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Lender shall have a security interest in the Collateral of the type and priority described in the Mortgages (subject only to Permitted Liens).

(v)     Security Agreement.   The Security Agreement, duly executed by the Borrower and each Subsidiary a party thereto.  Each document (including any UCC financing statement) required by the Security Agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation. The Lender shall have a security interest in the Collateral of the type and priority described in the Security Agreement (subject only to Permitted Liens).

(vi)    Executed Guaranty.  The Guaranty, duly executed by an authorized officer of each of the Guarantors.

(vii)   Opinion of Counsel to the Borrower.  A favorable written opinion of Dewey & LeBoeuf LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Lender and covering such matters relating to the Borrower and the Guarantors, the Loan Documents and such other matters reasonably requested by the Lender.

(b)         Legality.  The making of the Revolving Loans and the consummation of the transactions contemplated hereunder shall not contravene any law, rule or regulation applicable to the Lender, the Borrower or any of its Subsidiaries.

(c)         Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Revolving Loans or the conduct of business of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect.

(d)         Existing Lender Waivers.  All necessary consents and approvals to the transactions contemplated hereby from each of the existing lenders to the Borrower and its Subsidiaries, including the granting of the Liens in favor of the Lender on the Collateral, shall have been obtained without the requirement of the establishment of a pari passu Lien on the Collateral, and in form reasonably satisfactory to the Lender; it being understood that to the extent the consent of any lender under the Indebtedness described in Schedule 2.10 is so required and such lender does not so agree, the applicable Indebtedness of such lender shall be repaid in full on the Closing Date.

5.2           Conditions Precedent to Revolving Loans. The obligation of the Lender to make Revolving Loans on or after the Closing Date and prior to the Maturity Date shall, in addition to the fulfillment of the conditions set forth in Section 5.1 above, be subject to the following:

(a)         Notice of Borrowing. The Lender shall have received a Notice of Borrowing, duly executed by an authorized officer of the Borrower as required under Section 2.2 hereof.  The submission by the Borrower of such Notice of Borrowing to the Lender and the Borrower's acceptance of the proceeds of such Revolving Loans shall be deemed to be a representation and warranty by the Borrower that all of the applicable conditions precedent set forth herein have been satisfied.

(b)         Representations and Warranties.  The representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.12 and 3.19 of this Credit Agreement shall be true and correct in all material respects as though made on and as of the Borrowing Date; provided, that, if the proceeds of such Revolving Loan are to be utilized in accordance with Section 2.10(b), then all representations and warranties contained in Section 3 of this Credit Agreement shall be true and correct in all material respects as though made on and as of the Borrowing Date.

(c)         Defaults.  No Event of Default described in Section 6.1(f) or (h) shall have occurred and be continuing on the date of such Revolving Loans or would result from making of such Revolving Loans; provided, that, if the proceeds of such Revolving Loan are to be utilized in accordance with Section 2.10(b), then No Default, Event of Default or Material Adverse Effect shall have occurred and be continuing on the date of such Revolving Loans or would result from making of such Revolving Loans.

(d)         Proceedings.  There shall not exist any judgment, order or injunction which prevents the Lender from making the Revolving Loans and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority which results in the Lender's making the Revolving Loans illegal.

(e)         Availability.  After giving effect to the making of such Revolving Loans, the Revolving Loan Availability with respect to Revolving Loans shall be not less than zero.

6.           Events of Default.

6.1           Events of Default.  Each of the following events and occurrences shall constitute an "Event of Default" under this Credit Agreement:

(a)         The Borrower or any Subsidiary shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) any principal of any Revolving Loan or any Note, or (ii) any interest on any Revolving Loan or any Note, any fee, any indemnity or any other amount payable hereunder or under any other Loan Document and any such failure referred to in this clause (ii) shall continue for three (3) Business Days; or

(b)         Any representation or warranty made or deemed made by the Borrower or any Subsidiary in any Loan Document or any certificate, report or other document delivered to the Lender pursuant to any Loan Document shall have been incorrect or misleading in any material respect when made or deemed made and such misrepresentation continues unremedied for a period of forty-five (45) days after the earlier of (x) notice from the Lender or (y) such time as the Borrower or any Subsidiary becomes aware of the same; or

(c)         The Borrower or any Subsidiary shall fail to perform or shall violate any provision, covenant, condition or agreement in Section 4 of this Credit Agreement (other than 4.1 through 4.8, 4.10, 4.11, 4.13, 4.14, 4.20, 4.22 and 4.24) of this Credit Agreement and, if such failure or violation is remediable, was not due to actions or inactions taken by the Borrower or any Subsidiary constituting gross negligence, willful misconduct or bad faith and would not materially adversely impact the Lender's Liens on the Collateral, continues unremedied for a period of thirty (30) days after the earlier of (i) notice from the Lender or (ii) such time as the Borrower or any Subsidiary becomes aware of the same; or

(d)         The Borrower or any Subsidiary shall fail to perform or shall violate any provision, covenant, condition or agreement of this Credit Agreement or any other Loan Document on its part to be performed or observed (other than those set forth in paragraphs (a), (b) and (c) of this Section 6.1) and such failure or violation is not remediable or, if remediable and would not materially adversely impact the Lender's Liens on the Collateral, continues unremedied for a period of forty-five (45) days after the earlier of (i) notice from the Lender or (ii) such time as the Borrower or any Subsidiary becomes aware of the same; or

(e)         Any event or condition shall occur that results in the acceleration of the maturity of any Indebtedness of the Borrower or any Subsidiary under any agreement, document or instrument with respect to an aggregate amount of Indebtedness equal to or greater than the Threshold Amount (or the equivalent thereof in any foreign currency), other than any Indebtedness then held by the Lender or any of its Affiliates; or

(f)          The Borrower or any Subsidiary is adjudicated a bankrupt or insolvent, or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or ceases doing business as a going concern or applies for or consents to the appointment of any receiver or trustee, or such receiver, trustee or similar officer is appointed with the application or consent of the Borrower or any Subsidiary, or bankruptcy, dissolution, liquidation or reorganization proceedings (or proceedings similar in purpose and effect) are instituted by the Borrower or any Subsidiary or are instituted against (and not vacated or discharged within 60 days) the Borrower or any Subsidiary; or

(g)         The validity or enforceability of this Credit Agreement or any other Loan Document shall be contested by or on behalf of the Borrower or any Subsidiary; or a proceeding shall be commenced by a Governmental Authority having jurisdiction over the Borrower or any Subsidiary seeking to establish the invalidity thereof; or the Borrower or any Subsidiary shall deny that it has any further liability or obligation under any Loan Document to which it is a party; or any Collateral Document or financing statement after delivery thereof shall for any reason (other than as permitted under any Collateral Document) cease to create a valid and perfected Lien on and security interest in any material amount of the Collateral purported to be covered thereby.

6.2           Consequence of Default.  Upon the occurrence of any Event of Default (i) described in subsection (f) of Section 6.1, the Revolving Loan Commitment shall automatically be reduced to zero and the outstanding amount of all Revolving Loans and all other amounts payable hereunder, under any Note and under any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Borrower or (ii) described in any other subsection of Section 6.1 and during the continuance thereof, the Lender may, by notice of default given to the Borrower, terminate the Revolving Loan Commitment and declare all of the outstanding principal amount of the Revolving Loans and all other amounts payable hereunder, under any Note and under any other Loan Document to be immediately due and payable, whereupon the Revolving Loan Commitment shall be terminated and the unpaid principal amount of any Note, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Borrower.

7.           Additional Costs and Expenses; Indemnity.

7.1           (a)        The Borrower shall pay to (x) the Lender on demand all reasonable out-of-pocket costs and expenses of the Lender actually incurred in connection with the preparation, execution and delivery of this Credit Agreement, each Note and any other Loan Documents or any amendment, modification or waiver of the provisions hereof or thereof, and (y) the Lender all out-of-pocket costs and expenses incurred in connection with:  (i) the negotiation of any restructuring, work-out or renegotiation of any terms of this Credit Agreement, any Note or any other Loan Documents or the obligations of the Borrower hereunder or thereunder, (ii) the enforcement of the preservation or protection of the Lender' rights under this Credit Agreement and the other Loan Documents and (iii) the response to any subpoena or similar process compelling the production of documents or other response in connection with this Credit Agreement, any Note or any other Loan Documents, including without limitation, in each case, the reasonable and actual fees and expenses of outside counsel for the Lender, and the Borrower further agrees to indemnify the Lender and their respective officers, directors and employees against any losses, damages, claims and expenses arising out of the use or proposed use by the Borrower of any Revolving Loan hereunder.  In addition, the Borrower agrees to defend, indemnify and hold harmless the Lender and their respective officers, directors and employees from and against any losses, damages, liabilities, obligations, penalties, fees, costs and expenses, including without limitation, the reasonable and actual fees and expenses of outside counsel for the Lender, arising out of or relating to the negotiation, preparation, execution, delivery and performance and administration of this Credit Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereunder and thereunder and any claim, litigation, investigation or proceeding relating to any of the foregoing including, without limitation, all Environmental Liabilities and Costs arising from or in connection with:  (i) the past, present or future operations of the Borrower or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of Hazardous Materials, (ii) any Environmental Action or (iii) a breach by the Borrower or any of its Subsidiaries of any Environmental Law; provided, however, that none of the foregoing indemnity obligations of the Borrower shall extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement to the extent resulting from the willful misconduct or gross negligence of the Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)        If any future applicable law, regulation or directive, or any change of any existing law, regulation or directive or in the interpretation thereof, or compliance by the Lender with any request or requirement (whether or not having the force of law) of any relevant central bank or other comparable agency, imposes, modifies or deems applicable any reserve, special deposit, premium, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or any other acquisition of funds by the Lender, any capital adequacy standard or other condition with respect to this Credit Agreement, any Note or any other Loan Document, and the result of any of the foregoing is to increase the cost to the Lender of maintaining advances or credit or to reduce any amount receivable in respect thereof, then the Lender may notify the Borrower, and the Borrower shall pay within five (5) Business Days of the date of such notice such amount as the Lender may specify to be necessary to compensate the Lender for such reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at the same rate applicable to the Revolving Loans.  The determination by the Lender of any amount due under this Section 7.1(b) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive evidence thereof.

(c)         If, after the date hereof, by reason of any applicable law or regulation or regulatory requirement or the interpretation or application thereof, it shall become unlawful or otherwise prohibited for the Lender to make or maintain its Revolving Loan or any portion thereof or give effect to any of its obligations or benefits as contemplated by this Credit Agreement and the other Loan Documents, the obligation of the Lender to make, fund and maintain its Revolving Loan or any portion thereof under this Credit Agreement shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and the Borrower shall forthwith prepay to the Lender the principal amount of the Revolving Loans owed to the Lender, together with interest accrued thereon and all other amounts owed with respect thereto.

(d)         If, due to any prepayment pursuant to Section 2.7 hereof or any acceleration of the maturity of the Revolving Loans pursuant to Section 6 hereof or any other prepayment hereunder, the Lender is subject to a change of interest rate on the Revolving Loans or the Lender receives payment of principal of the Revolving Loans other than as provided herein, the Borrower shall, promptly after demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such change or payment, including, without limitation, any loss, cost or expense incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the Lender's Revolving Loans.  A certificate setting forth the amount of such additional losses, costs or expenses submitted to the Borrower by the Lender shall, in the absence of manifest error, be conclusive evidence thereof.

(e)         If, due to any prepayment pursuant to Section 2.7 hereof or any acceleration of the maturity of the Revolving Loans pursuant to Section 6 hereof or any other prepayment hereunder other than on an Interest Payment Date, the Borrower shall, promptly after demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur in connection with the termination of any Hedging Agreements with respect to the Revolving Loans.  A certificate setting forth the amount of such additional losses, costs or expenses submitted to the Borrower by the Lender shall, in the absence of manifest error, be conclusive evidence thereof.

(f)         Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 7.1 shall survive the payment in full of the principal, interest and all other amounts under this Credit Agreement and under any other Loan Document and the termination of this Credit Agreement and each other Loan Document.

7.2           Taxes.

(a)         Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, being hereinafter referred to as "Taxes"), except as otherwise required by law.  If and to the extent that Taxes are required to be withheld from any payment, (i) other than Excluded Taxes, the amount of such payment shall be increased to the extent necessary to cause the Lender to receive (after the withholding of such Taxes) an amount equal to the amount it would have received had the withholding of such Taxes not been required, and (ii) the Borrower shall withhold such Taxes from such increased payment and pay such Taxes to the relevant taxation authority or other authority for the account of the Lender in accordance with applicable law.

(b)         In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document, excluding taxes, for the avoidance of doubt, on the overall net income of the Lender (hereinafter referred to as "Other Taxes").

(c)         The Borrower shall indemnify and agrees to hold harmless the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 7.2), other than Excluded Taxes, paid by the Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within five (5) days after the date the Lender makes written demand therefor, specifying in reasonable detail the basis, calculation and amount of such Taxes or Other Taxes and any liabilities arising therefrom.

(d)         Within 30 days after the date of the Borrower's payment or a payment on behalf of the Borrower of any Taxes with respect to any payment due hereunder or under any other Loan Document, the Borrower will furnish to the Lender, at its address referred to in Section 8.6 hereof, the original or a certified copy of a receipt evidencing payment thereof.

(e)         Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations contained in this Section 7.2 shall survive the payment in full of the principal, interest and all other amounts under this Credit Agreement and under any other Loan Document and the termination of this Credit Agreement and each other Loan Document until the expiration of the statute of limitations applicable to the subject Taxes.

(f)          The Lender agrees that, at the request of the Borrower, it will deliver to the Borrower two properly completed and duly executed copies of Internal Revenue Service form W-8BEN or any subsequent version thereof or successor thereto, certifying that the Lender is entitled to a reduced rate of withholding from United States backup withholding tax on payments pursuant to this Credit Agreement (and shall deliver to the Borrower additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Borrower of any form or other documentation previously submitted that becomes incorrect).

(g)         The Borrower shall not be required to indemnify the Lender, or pay any additional amounts to the Lender, in respect of Taxes and liabilities arising therefrom pursuant to this Section 7.2 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by the Lender to comply with the provisions of clause (f) above.

(h)         If the Lender determines, in its sole discretion, that it has received a credit or refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section 7.2 it shall pay to the Borrower an amount equal to such credit or refund recovered (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such credit, refund or recovery); provided, however, that the Borrower shall promptly repay the amount paid over to the Borrower to the Lender in the event in the event the Lender is required to repay such refund to the relevant Governmental Authority.  This Section 7.2(h) shall not be construed to require the Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.

8.           Miscellaneous.

8.1           Entire Agreement.  This Credit Agreement, the other Loan Documents and the documents referred to herein and therein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to the transactions herein and therein contemplated, including the Existing Credit Facility and the Notice of Borrowing from the Borrower under the Existing Credit Facility, dated December 21, 2009; provided, that, if the conditions set forth in Section 5.1 or, to the extent relating to the initial funding hereunder, the conditions set forth in Section 5.2, are not satisfied (or waived by the Lender) on or prior to December 28, 2009, this Credit Agreement shall terminate and be of no further force or effect and the Existing Credit Facility and the Notice of Borrowing thereunder shall be reinstated in their entirety.  Notwithstanding the foregoing, upon the repayment in full by the Borrower of all Indebtedness listed in Schedule 2.10 hereunder, (i) the Support Letter (Financial), dated as of April 9, 2009, from the Lender to the Borrower and (ii) the Letter of Support, dated as of April 9, 2009, from the Lender to the Borrower shall terminate in their entirety and be of no further force or effect.  For the avoidance of doubt, the Aeon Agreement shall survive.

8.2           No Waiver; Cumulative Rights.  The failure or delay of the Lender to require performance by the Borrower of any provision of this Credit Agreement shall not operate as a waiver thereof, nor shall it affect the Lender' rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default.  Each and every right granted to the Lender hereunder or under any other Loan Document or in connection herewith or therewith shall be cumulative and may be exercised at any time.

8.3           Assignment; Binding Effect.

(a)         Successors and Assigns.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), it being understood that mergers, consolidations and other corporate changes permitted by Section 4.9 of this Credit Agreement shall not be deemed to be assignments for purposes of this sentence, and (ii) (1) the Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Credit Agreement with notice to the Borrower or (2) the Lender may at any time, with notice to the Borrower, sell participations to any Person; provided, that, if no Event of Default shall have occurred and be then continuing, the prior written consent of the Borrower (which consent shall not be unreasonably withheld) shall be required.

(b)         The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

8.4           GOVERNING LAW; JURY TRIAL.  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION RELATED TO THIS CREDIT AGREEMENT, ANY NOTE EXECUTED PURSUANT HERETO OR ANY OTHER LOAN DOCUMENT.

8.5           Submission to Jurisdiction.

(a)         The Borrower hereby irrevocably agrees that any legal action or proceedings against it with respect to this Credit Agreement, any Note or any other Loan Document may be brought in any court of the State of New York or any Federal Court of the United States of America located in the City or State of New York, or both, as the Lender may elect, and by execution and delivery of this Credit Agreement the Borrower hereby submits to and accepts with regard to any such action or proceeding service of process by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Borrower at its address set forth in Section 8.6 hereof.

(b)         The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Credit Agreement, any Note or any other Loan Document in the State of New York and hereby further irrevocably waives any claim that the State of New York is not a convenient forum for any such suit, action or proceeding.

(c)         To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Credit Agreement and any other Loan Document to which it is a party.

8.6           Notices.  Any notice hereunder shall be in writing and shall be personally delivered, transmitted by postage prepaid registered or certified mail or by overnight mail, or transmitted by telephonic facsimile ("FAX") and electronic mail ("EMAIL")to the parties as follows:

To the Borrower:

THE TALBOTS, INC.
One Talbots Drive
Hingham, Massachusetts  02043
Telephone:  (781) 749-7600
FAX:  (781) 749-0865
EMAIL:
Attention:  Michael Scarpa, CFO

with a copy (which shall not constitute notice) to:

THE TALBOTS, INC.
211 South Ridge Street
Suite 100
Rye Brook, NY  10573
Attn: Richard T. O'Connell, Jr., Executive Vice President and General Counsel

To the Lender:

AEON CO., LTD.
5-1, 1-chome, Nakase
Mihama-ku, Chiba-shi
Chiba, 261-8515 Japan
Telephone:  +81-043-212-6089
FAX: +81-043-212-6813
EMAIL:  h_wakabaya@aeon.biz
Attention:  International Division

All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date five (5) days after posting if transmitted by registered or certified mail, (iii) on the Business Day after having been sent if transmitted by overnight mail with a reputable courier, or (iv) the date of transmission if transmitted by FAX and receipt is confirmed.

8.7           Amendments, Etc.  No amendment or waiver of any provision of this Credit Agreement and the other Loan Documents, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  Notwithstanding the foregoing, the terms hereof may only be amended in accordance with the provisions of the Subordination Agreement.

8.8           Release of Collateral.  Upon the sale, lease, transfer or other disposition of any item of Collateral (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Subsidiary that owns such Collateral) in accordance with the terms of the Loan Documents, the Lender, at the Borrower's expense, execute and deliver to the Borrower or such Guarantor such documents in form and substance reasonably satisfactory to the Lender as may be reasonably requested to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

8.9           Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective directors, officers, employees, agents, advisors and representatives, in each case, who have a need to know as a result of their being involved in the execution or performance of this agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to a Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.9, to any Assignee of or participant in, or any prospective Assignee of or participant in, any of its rights or obligations under this Agreement or any pledgee referred to in Section 8.3, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section or becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower.  For purposes of this Section 8.9, "Information" means all information received from the Borrower relating to the Borrower or any Subsidiary or their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.10          Usury.  Anything in this Credit Agreement to the contrary notwithstanding, the obligation of the Borrower to pay interest on the Revolving Loans and any Notes or any other amount due and owing hereunder or under any other Loan Document shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.

8.11          Counterparts; Facsimile Signature.  This Credit Agreement may be signed in any number of counterparts.  Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes.  Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Credit Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

8.12          Severability.  Any provision of this Credit Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.13          No Party Deemed Drafter.  The Borrower and the Lender agree that no party hereto shall be deemed to be the drafter of this Credit Agreement.

8.14          USA Patriot Act Notification.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.  WHAT THIS MEANS FOR THE BORROWER:  When the Borrower opens an account, the Lender will ask the Borrower for certain information, including, without limitation, the Borrower's name, tax identification number, business address and other information that will allow the Lender to identify the Borrower.  The Lender may also seek to see the Borrower's legal organizational documents or other identifying documents, among other things.  The Borrower agrees to cooperate with the Lender and provide true, accurate complete information to the Lender in response to any such request.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.

THE TALBOTS, INC.

By:	/s/ Richard T. O’Connell, Jr.
Name: Richard T. O’Connell, Jr.
Title: Secretary

Signed in:	Rye Brook, NY

AEON CO., LTD.

By:	/s/ Masaaki Toyoshima
Name: Masaaki Toyoshima
Title: Vice President &
Chief Financial Officer

Signed in:	JAPAN

[Loan Agreement]

EXHIBIT A

NOTE

US$_____________	________ __ , 20__

FOR VALUE RECEIVED, The Talbots Inc. (the "Borrower") unconditionally promises to pay to the order of Aeon Co., Ltd. a corporation organized under the laws of Japan (the "Lender"), to the Lender's Account specified in the Credit Agreement described below, the principal sum of ___________________________ ($_____________) or such lesser amount as may be outstanding from time to time hereunder and to pay interest thereon at such rates and according to such methods of calculation as are provided pursuant to the Amended and Restated Secured Revolving Loan Agreement, dated as of December 28, 2009, by and among the Borrower and the Lender (as the same may be amended, supplemented, or otherwise modified from time to time, the "Credit Agreement").  The Borrower hereby authorizes the Lender to enter on the schedule attached hereto the dates, amounts, denomination, maturities, interest rates and interest periods applicable to each borrowing and absent manifest error such notations shall be binding and conclusive upon the Borrower; provided, however, that failure by the Lender to make any notation on such schedule or any error in such notations shall in no way affect the Borrower's obligation to repay outstanding amounts on this Note.

The outstanding principal of this Note and any accrued interest thereon shall be repaid as set forth in the Credit Agreement, with final payment on the Maturity Date (as defined in the Credit Agreement).

All payments of principal and interest on this Note shall be payable in lawful money of the United States of America in immediately available funds without set-off, defense or counterclaim.

This Note is issued pursuant to the terms of the Credit Agreement and is subject to the terms and conditions and entitled to the benefits therein provided.  Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the principal of and the accrued interest on this Note may become due and payable in the manner and with the same effect as provided in the Credit Agreement, without presentment, demand, protest or notice of any kind unless otherwise expressly required therein.

Failure or delay of the holder of this Note to enforce any provision of this Note shall not be deemed a waiver of any such provision, nor shall the holder of this Note be estopped from enforcing any such provision at a later time.  Any waiver of any provision hereof must be in writing.  This Note shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof.

THE TALBOTS, INC.

By:
Name:
Title:

SCHEDULE

Date of Loan	Amount of Loan	Interest	Amount Paid/Prepaid	Unpaid Principal Balance	Maturity Date	Notation Made By

Exhibit C

REAFFIRMATION AGREEMENT TO GUARANTY

REAFFIRMATION AGREEMENT TO GUARANTY, dated as of December 28, 2009 (this “Agreement”), made by each domestic Subsidiary of The Talbots, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”) listed on the signature pages hereto (the “Guarantors”) in favor of Aeon Co., Ltd., a corporation organized and existing under the laws of Japan, as a lender under the Credit Agreement referred to below (together with its successors and assigns in such capacity, “Lender”).

PRELIMINARY STATEMENTS:

A.           The Borrower and Lender entered into the Amended and Restated Secured Revolving Loan Agreement, dated as of December 28, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), which amended and restated the Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, modified and supplemented, the “Existing Credit Agreement”) among the Borrower and Lender.

B.           The Guarantors and Lender are party to the Guaranty Agreement, dated as of April 10, 2009 (together with all exhibits and schedules thereto and as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Guaranty”).

C.           In connection with the amendment and restatement of the Existing Credit Agreement pursuant to the Credit Agreement, each Guarantor has agreed to reaffirm its obligations under the Guaranty.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Reaffirmation.

(a)         Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Existing Credit Agreement and the Credit Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to the Credit Agreement.  Each Guarantor hereby confirms that the Guaranty guarantees and will continue to guaranty, to the fullest extent possible (in accordance with the terms thereof) the payment and performance of all “Obligations” (as such term is defined in the Guaranty), including without limitation the payment and performance of all such “Obligations” in respect of the obligations of Borrower now or hereafter existing under or in respect of the Credit Agreement.

(b)         Each Guarantor acknowledges and agrees that the Guaranty shall continue in full force and effect and that all of its obligations thereunder are and shall continue to be valid and enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) and shall not be impaired or limited by the execution or effectiveness of the Credit Agreement.  Each Guarantor represents and warrants that all of its representations and warranties contained in the Guaranty are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

(c)         Each Guarantor acknowledges and agrees that (i) notwithstanding any conditions to effectiveness set forth in the Credit Agreement, the Guarantor is not required by the terms of the Existing Credit Agreement or any other Loan Document to consent to the amendment and restatement of the Credit Agreement effected pursuant to the Credit Agreement and (ii) nothing in the Existing Credit Agreement, the Credit Agreement or any other Loan Document shall be deemed to require the consent of the Guarantor to any future amendment and restatement of the Credit Agreement.

2.      Waivers.

(a)         Each Guarantor agrees that its obligations under the Guaranty are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:  (i) Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Agreement or the Guaranty or giving rise to any limitation, impairment or discharge of such Guarantor’s liability under the Guaranty, (A) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Obligations, (B) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (C) request and accept guaranties of the Obligations and take and hold other security for the payment of the Obligations, (D) release, exchange, compromise, subordinate or modify, with or without consideration, any other security for payment of the Obligations, any guaranties of the Obligations, or any other obligation of any Person with respect to the Obligations, (E) enforce and apply any other security now or hereafter held by or for the benefit of Lender in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (F) exercise any other rights available to Lender under the Loan Documents, at law or in equity; and (ii) this Agreement, the Guaranty and the obligations of each Guarantor hereunder and thereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Obligations), including, without limitation, the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them:  (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Obligations, (C) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though Lender might have elected to apply such payment to any part or all of the Obligations, (E) any failure to perfect or continue perfection of a security interest in any other collateral which secures any of the Obligations, (F) any defenses, set-offs or counterclaims which the Borrower may allege or assert against Lender in respect of the Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

(b)         Each Guarantor hereby waives, for the benefit of Lender:  (i) any right to require Lender as a condition of payment or performance by such Guarantor, to (A) proceed against the Borrower, any guarantor of the Obligations or any other Person, (B) proceed against or exhaust any other security held from the Borrower, any guarantor of the Obligations or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of Lender in favor of the Borrower or any other Person, or (D) pursue any other remedy in the power of Lender whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Obligations in immediately available funds; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon Lender’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any other security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in the preceding paragraph and any right to consent to any thereof; and (vii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

(c)         Until the Obligations have been paid in full in immediately available funds and the Revolving Loan Commitments shall have terminated, each Guarantor shall withhold exercise of (i) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any of its assets in connection with this Agreement or the Guaranty or the performance by such Guarantor of its obligations hereunder and thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, without limitation, (A) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower, (B) any right to enforce, or to participate in, any claim, right or remedy that Lender now has or may hereafter have against the Borrower, and (C) any benefit of, and any right to participate in, any other collateral or security now or hereafter held by Lender and (ii) any right of contribution such Guarantor now has or may hereafter have against any guarantor of the Obligations.  Each Guarantor further agrees that, to the extent the agreement to withhold exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any other collateral or security, and any rights of contribution such Guarantor may have against any such guarantor, shall be junior and subordinate to any rights Lender may have against the Borrower, to all right, title and interest Lender may have in any such other collateral or security, and to any right Lender may have against any such guarantor.

(d)         Lender shall have no obligation to disclose or discuss with any Guarantor their assessment, or such Guarantor’s assessment, of the financial condition of the Borrower.  Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and such Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of Lender to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower now known or hereafter known by Lender.

3.      Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

4.      Execution.  This Agreement may be signed in any number of counterparts. Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes.  Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

5.      Severability.  Any provision of this Agreement held to be invalid, illegal, ineffective or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, ineffectiveness or unenforceability without affecting the validity, legality, effectiveness and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

TALBOTS CLASSICS, INC.

By:
Name:
Title:

THE TALBOTS GROUP, LIMITED PARTNERSHIP

By: The Talbots, Inc., its sole general partner

By:
Name:
Title:

TALBOTS IMPORT, LLC

By:
Name:
Title:

TALBOTS INTERNATIONAL RETAILING LIMITED, INC.

By:
Name:
Title:

TALBOTS CLASSICS FINANCE COMPANY, INC.

By:
Name:
Title:

TALBOTS (U.K.) RETAILING LIMITED

By:
Name:
Title:

TALBOTS (CANADA), INC.

By:
Name:
Title:

AEON CO., LTD.

By:
Name:
Title:

Schedule 1(a)

Initial Guarantors

Guarantor	Jurisdiction
Talbots Classics, Inc.	Massachusetts
The Talbots Group, Limited Partnership	Massachusetts
Talbots Import, LLC	Delaware
Talbots International Retailing Limited, Inc.	Delaware
Talbots Classics Finance Company, Inc.	Delaware
Talbots (U.K.) Retailing Limited	Delaware
Talbots (Canada), Inc.	Delaware

Schedule 1(b)

Mortgaged Properties

The real property and all improvements thereon at the Talbots headquarters complex located at 175 Beal Street, Hingham, MA 02043

The real property and all improvements thereon at Talbots' Lakeville Distribution Center located at 175 Kenneth Welch Drive, Lakeville, MA  02348.

Schedule 2.10

Use of Proceeds

Revolving Credit Agreement dated April 17, 2003, as amended, between The Talbots, Inc., as Borrower, with Mizuho Corporate Bank, Ltd., as Lender, for $18,000,000.

Short Tem Loan Agreement dated April 17, 2009, between The Talbots, Inc., as Borrower, with The Norinchukin Bank, as Lender, for $28,000,000.

Revolving Credit Agreement dated January 25, 1994, as amended, between The Talbots, Inc., as Borrower, with Sumitomo Mitsui Banking Corporation, as Lender, for $16,000,000.

Revolving Loan Credit Agreement dated January 28, 2004, as amended, between The Talbots, Inc., as Borrower, with Mizuho Corporate Bank, Ltd., as Lender, for $18,000,000.

Credit Agreement dated March 28, 2007, between The Talbots, Inc., as Borrower, with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender, for $20,000,000.

Revolving Credit Agreement dated December 29, 2008, between The Talbots, Inc., as Borrower, with Mizuho Corporate Bank, Ltd., as Lender, for $75,000,000.

Revolving Credit Agreement dated  December 30, 2008, between The Talbots, Inc., as Borrower, with Sumitomo Mitsui Banking Corporation, as Lender, for $50,000,000.

Revolving Credit Agreement dated January 2, 2009, between The Talbots, Inc., as Borrower, with The Norinchukin Bank, as Lender, for $25,000,000.

Revolving Credit Agreement dated February 26, 2009, between The Talbots, Inc., as Borrower, with Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender, for $15,000,000.

Schedule 3.1

Borrower Subsidiaries

Subsidiary	Jurisdiction
Talbots Classics, Inc.	Massachusetts
The Talbots Group, Limited Partnership	Massachusetts
Talbots Import, LLC	Delaware
Birch Pond Realty Corporation	Delaware
Talbots International Retailing Limited, Inc.	Delaware
Talbots Classics Finance Company, Inc.	Delaware
Talbots Classics National Bank	Rhode Island
Talbots (U.K.) Retailing Limited	Delaware
Talbots Charitable Foundation, Inc.	Delaware
Talbots (Canada), Inc.	Delaware
Talbots (Canada) Corporation	Nova Scotia, Canada
Tailor Acquisition, Inc.	Delaware

Schedule 4.16

Existing Liens

None

Schedule 4.17

Existing Indebtedness

Term Loan Facility Agreement, dated as of February 25, 2009, between The Talbots, Inc. as Borrower and Aeon Co., Ltd, as Lender, for $200,000,000.

Term Loan Agreement dated July 16, 2008, between The Talbots, Inc. as Borrower with Aeon (U.S.A) as Lender, for $50,000,000.